Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2009

Los Angeles, — August 12, 2009 — 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the second quarter and six months ended June 30, 2009.

“During one of the most challenging financial environments that we’ve seen, 1st Century Bank remains one of the most well-capitalized banks in Southern California,” said Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares. “The Bank’s total risk based capital ratio is over twice the regulatory definition of “well-capitalized” (21.9% vs 10.0%) and our credit underwriting and management remains disciplined and prudent.  All of this combined with our loan loss reserve allows us to provide stability and security to our clients and stockholders.”

2009 Second Quarter Highlights

•                  The Bank’s total risk-based capital ratio was 21.9% at June 30, 2009, which is above the regulatory standard of 10.0% for “well-capitalized” financial institutions.

•                  Non-interest bearing demand deposits increased to $54.2 million, an increase of 34.6% from December 31, 2008.  The increase of $14.0 million in non-interest-bearing demand deposits is related to the Company’s continued efforts in core deposit gathering, as well as expanding the Company’s client base through relationship banking.

•                  As of June 30, 2009, total assets were $245.3 million, a decrease of 5.4% from December 31, 2008 and 2.7% from June 30, 2008.

•                  Gross loans decreased $5.5 million or 2.8% to $194.5 million from $200.0 million at December 31, 2008 and increased $1.6 million or 0.8% from June 30, 2008.

•                  As of June 30, 2009, the allowance for loan losses was $4.7 million or 2.43% of gross loans compared to $5.2 million or 2.59% of gross loans at December 31, 2008.

•                  Provision for loan losses was $374,000 and $647,000 for the three and six months ended June 30, 2009, respectively, compared to $266,000 and $431,000 for the three and six months ended June 30, 2008, respectively.

•                  Net interest margin for the second quarter of 2009 decreased 66 basis points to 4.26% compared to 4.92% in the second quarter of 2008.  Net Interest Margin for the six months ended June 30, 2009 decreased 46 basis points to 4.33% compared to 4.79% for the six months ended June 30, 2008.

•                  Net income was $118,000 and $248,000 for the three and six months ended June 30, 2009, respectively, compared to net income of $59,000 and $265,000 for the three and six months ended June 30, 2008, respectively.

Capital Adequacy

At June 30, 2009, the Company’s stockholders’ equity totaled $55.4 million compared to $57.0 million at December 31, 2008.  The decrease was primarily related to the repurchase of 510,700 shares of common stock totaling $2.0 million under the Company’s stock repurchase program during the six months ended June 30, 2009. The Bank’s total risk-based capital ratio, tier 1 capital ratio, and leverage ratio of 21.87%, 20.61%, and 18.48%, respectively, are all well above the regulatory standards for “well-capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Balance Sheet

Total assets decreased 5.4% or $14.1 million to $245.3 million at June 30, 2009 compared to $259.4 million at December 31, 2008.  The decrease in assets was primarily due to a $9.7 million decrease in investments, a $5.0 million decrease in loans, net of allowance for loan losses and net deferred costs/unearned fees, and a $1.7 million decrease in interest-earning deposits, partially offset by a $2.8 million increase in cash and due from banks.  Investments decreased $9.7 million to $41.2 million at June 30, 2009 compared to $50.8 million at December 31, 2008 primarily due to principal paydowns and the sale of $3.4 million in Available for Sale securities.  Loans, net of allowance for loan losses and net deferred costs/unearned fees, decreased 2.6% or $5.0 million to $189.8 million at June 30, 2009 compared to $194.8 million at December 31, 2008 primarily due to loan payoffs and paydowns. Interest-earning deposits at other financial institutions decreased $1.7 million to $14,000 at June 30, 2009 compared to $1.8 million at December 31, 2008 due to fluctuations in normal business operations.  Cash and due from banks increased $2.8 million to $5.2 million at June 30, 2009 compared to $2.4 million at December 31, 2008 due to fluctuations in normal business operations.

At June 30, 2009, total deposits were $172.1 million compared to $154.3 million at December 31, 2008, representing an increase of 11.5% or $17.8 million. The majority of the increase in deposits resulted from an increase in non-interest-bearing demand deposits of $14.0 million due to the Company’s continued efforts in core deposit gathering, as well as expanding the Company’s client base through relationship banking.

“We are pleased to see the substantial growth in our core deposits,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc.  “Our growth is a testament to the efforts made by our experienced team at 1st Century Bank.  With our continued focus on relationship deposit growth, credit quality and superior customer service, we continue to successfully grow our franchise.”

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses totaled $4.7 million, or 2.43% of gross loans at June 30, 2009, compared to $5.2 million, or 2.59% of gross loans at December 31, 2008. The provision for loan losses was $374,000 and $647,000 for the three and six months ended June 30, 2009 compared to $266,000 and $431,000 for the same periods a year ago.

Management follows diligent and thorough credit administration and risk management practices such as analyzing classified credits, pools of loans, economic factors, trends in the loan portfolio, and changes in policies, procedures, and underwriting criteria. Management believes that the allowance for loan losses at June 30, 2009 is adequate to absorb known and inherent losses in the loan portfolio and the methodology utilized in deriving that level is appropriate.

Non-accrual Loans and Non-performing Assets

Non-accrual loans totaled $9.6 million and $5.7 million at June 30, 2009 and December 31, 2008, respectively. There were no accruing loans past due 90 days or more at June 30, 2009 or December 31, 2008.  Other real estate owned (“OREO”) totaled $162,000 at June 30, 2009 and December 31, 2008, respectively.

At June 30, 2009, the non-accrual loans included a $3.4 million real estate-commercial mortgage loan to a Southern California auto dealer which ceased operations in the fourth quarter of 2008 and a $607,000 purchased real estate-residential mortgage loan.  These two credit relationships were previously reported as non-accrual loans at December 31, 2008.  During the three months ended March 31, 2009 the Company charged-off $251,000 of a $750,000 secured consumer loan which was placed on non-accrual status in the fourth quarter of 2008.  The remaining balance of $499,000 remains on non-accrual status at June 30, 2009.  The Company previously reported a $100,000 commercial loan as non-accrual at March 31, 2009.  At June 30, 2009, this credit relationship has been paid down and has a balance of $59,000 and remains on non-accrual status.  Furthermore, the Company placed a $5.0 million interest-only real estate-commercial mortgage loan on non-accrual status in the three months ended June 30, 2009.  Payment on this loan is current and the borrower is not in default of any terms of the loan.  The Company expects the borrower to continue to make interest payments on this loan through maturity in December 2009.  However, the loan was placed on non-accrual due to the adverse market conditions for commercial real estate in Southern California.  Management continues to actively monitor the borrower’s financial condition to assess the collectability of this loan at maturity.

Net Interest Income and Margin

For the three and six months ended June 30, 2009, average interest-earning assets were $250.6 million and $252.6 million, respectively, generating net interest income of $2.7 million and $5.4 million, respectively. For the three and six months ended June 30, 2008, average interest-earning assets were $236.7 million and $236.1 million, respectively, generating net interest income of $2.9 million and $5.6 million, respectively. The growth in earning assets was primarily in loans funded by an increase in borrowings.

The Company’s net interest margin for the quarter ended June 30, 2009 was 4.26% compared to 4.92% for the quarter ended June 30, 2008. The 66 basis point decrease in net interest margin from the second quarter 2008 to 2009 was primarily due to a decrease in yield on earning assets of 1.21%, partially offset by a decrease of 0.88% in rate paid for interest-bearing deposits and borrowings and an increase of $12.1 million of average demand deposits.  The decrease in yield on earning assets was primarily the result of a 1.52% decrease in loan yield which was principally the result of the prime rate decreasing 1.75% from June 30, 2008 to June 30, 2009.  Interest foregone on non-accrual loans totaled $121,000, resulting in a 0.19% reduction in the net interest margin for the three months ended June 30, 2009.  There were no non-accrual loans during the three months ended June 30, 2008.

The Company’s net interest margin for the six months ended June 20, 2009 was 4.33% compared to 4.79% for the six months ended June 30, 2008.  The net interest margin decreased 46 basis points comparing the six months ended June 30, 2009 to the six months ended June 30, 2008.  The decrease in net interest margin was primarily due to a decrease in yield on earning assets of 1.25%, partially offset by a decrease of 1.30% in rate paid for interest-bearing deposits and borrowings and an increase of $6.6 million of average demand deposits.  The decrease in yield on earning assets was primarily the result of a 1.66% decrease in loan yield which was principally the result of the prime rate decreasing 1.75% from June 30, 2008 to June 30, 2009.  Interest foregone on non-accrual loans totaled $234,000, resulting in a 0.19% reduction in the net interest margin for the six months ended June 30, 2009.  There were no non-accrual loans during the six months ended June 30, 2008.

Non-Interest Income

Non-interest income was $258,000 for the quarter ended June 30, 2009 compared to $56,000 for the quarter ended June 30, 2008.

The increase in non-interest income of $202,000 was primarily due to an increase in loan arrangement fees from none for the three months ended June 30, 2008 to $153,000 for the three months ended June 30, 2009 and an increase in service charges and other operating income from $35,000 for the three months ended June 30, 2008 to $90,000 for the three months ended June 30, 2009.

For the six months ended June 30, 2009, non-interest income was $475,000 compared to $171,000 for the same period a year ago.

The increase in non-interest income of $304,000 was primarily due to an increase in loan arrangement fees from $68,000 for the six months ended June 30, 2008 to $287,000 for the six months ended June 30, 2009 and an increase in service charges and other operating income from $82,000 for the six months ended June 30, 2008 to $173,000 for the six months ended June 30, 2009.

Loan arrangement fees are related to the college loan funding programs the Company established with two student loan providers, one of which was a new loan program started in the third quarter of 2008.  The Company initially funds student loans originated by the student loan providers in exchange for non-interest income.  All loans are purchased by the student loan providers within 30 days of origination.  All purchase commitments are supported by collateralized deposit accounts.

Non-Interest Expense

Non-interest expense was $2.4 million for the three months ended June 30, 2009 compared to $2.6 million for the three months ended June 30, 2008, representing a decrease of $189,000, or 7.4%.    Non-interest expense was $4.9 million for the six months ended June 30, 2009 and 2008, respectively.

Compensation and benefits decreased $86,000 or 6.4%, to $1.3 million for the three months ended June 30, 2009 from $1.4 million for the three months ended June 30, 2008.  The decrease was primarily due to a decrease in incentive compensation accrual of $82,000.  Compensation and benefits decreased $276,000 or 9.6%, to $2.6 million for the six months ended June 30, 2009 from $2.9 million for the six months ended June 30, 2008.  The decrease was primarily due to a decrease in incentive compensation accrual of $237,000.

FDIC assessments increased $114,000 to $139,000 for the three months ended June 30, 2009 compared to $25,000 for the three months ended June 30, 2008.  The increase was primarily due to a $99,000 special assessment related to the final ruling adopted by the FDIC on May 22, 2009 which provides for a special assessment on each insured depository institution as of June 30, 2009.  FDIC assessments increased $145,000 to $199,000 for the six months ended June 30, 2009 compared to $54,000 for the six months ended June 30, 2008.  The increase was primarily due to the previously aforementioned $99,000 special assessment.

Other operating expense decreased $47,000 to $421,000 for the three months ended June 30, 2009 compared to $468,000 for the three months ended June 30, 2008. Other operating expense decreased primarily due to a decrease of $141,000 in shareholder relations expense, partially offset by an increase of $51,000 in student loan servicing costs related to a new student loan program started in the third quarter of 2008 and an increase of $28,000 in Delaware franchise tax.  Other operating expense increased $124,000 to $880,000 for the six months ended June 30, 2009 compared to $756,000 for the six months ended June 30, 2008. Other operating expense increased primarily due to increases of $164,000 of student loan servicing costs related to a new student loan program started in the third quarter of 2008.

Net Income

For the three and six months ended June 30, 2009, the Company recorded net income of $118,000 or $0.01 per diluted share and $248,000 or $0.03 per diluted share, respectively.  For the three and six months ended June 30, 2008, net income was $59,000 or $0.01 per diluted share and $265,000 or $0.03 per diluted share, respectively.  The increase in the Company’s net income for the three months ended June 30, 2009 compared to June 30, 2008 was primarily the result of a $202,000 increase in non-interest income, partially offset by the increase in provision for loan losses of $108,000 from $266,000 to $374,000.  The decrease in the Company’s net income for the six months ended June 30, 2009 compared to June 30, 2008 was primarily the result of the increase in provision for loan losses of $216,000 from $431,000 to $647,000.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY”.  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from 1st Century Bancshares’ recent performance:

	June 30,	December 31,	June 30,
	2009	2008	2008
Balance Sheet results:
(Dollars in thousands except share and per share data)

Total Assets	$245,307	$259,354	$252,188
Gross Loans	$194,465	$199,983	$192,890
Allowance for Loan Losses (“ALL”)	$4,733	$5,171	$2,639
ALL to Gross Loans	2.43%	2.59%	1.37%
Net Charge-off to YTD Average Gross Loans	0.54%	0.82%	0.09%
Non-performing Assets	$9,718	$5,854	$578
Total Deposits	$172,092	$154,287	$167,378
Total Shareholders’ Equity	$55,354	$57,048	$58,987
Gross Loans to Deposits	113.00%	129.62%	115.24%
Equity to Assets	22.57%	22.00%	23.39%
Ending Shares Outstanding, excluding Treasury Stock	9,506,808	10,009,898	10,200,866
Ending Book Value per Share	$5.82	$5.70	$5.78

	Three Months Ended June 30,
	2009	2008
Quarter Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$2,661	$2,896
Provision for Loan Losses	$374	$266
Non-interest Income	$258	$56
Non-interest Expense	$2,375	$2,564
Income Before Taxes	$170	$122
Income Tax Provision	$52	$63
Net Income	$118	$59
Basic Income per Share	$0.01	$0.01
Diluted Income per Share	$0.01	$0.01
Quarterly Return on Average Assets*	0.18%	0.10%
Quarterly Return on Average Equity*	0.85%	0.40%
Quarterly Net Interest Margin*	4.26%	4.92%

	Six Months Ended June 30,
	2009	2008
YTD Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$5,418	$5,622
Provision for Loan Losses	$647	$431
Non-interest Income	$475	$171
Non-interest Expense	$4,862	$4,890
Income Before Taxes	$384	$472
Income Tax Provision	$136	$207
Net Income	$248	$265
Basic Income per Share	$0.03	$0.03
Diluted Income per Share	$0.03	$0.03
YTD Return on Average Assets*	0.19%	0.22%
YTD Return on Average Equity*	0.90%	0.91%
YTD Net Interest Margin*	4.33%	4.79%

*Percentages are reported on an annualized basis.